Exhibit 3.1

NORTHERN OIL AND GAS, INC.

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATIONS
OF
6.500% SERIES A PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED STOCK

Northern Oil and Gas, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
FIRST: The Corporation’s Certificate of Designations of 6.500% Series A Perpetual Cumulative Convertible Preferred Stock (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on November 22, 2019.
SECOND: This Certificate of Amendment to the Certificate of Designations amends the Certificate of Designations as set forth below and was duly authorized by the Exchange Committee of the Board of Directors of the Corporation, acting by resolution adopted as of January 15, 2020, in accordance with the Restated Certificate of Incorporation of the Corporation.
THIRD:
(i) Section 1(a) of the Certificate of Designations is hereby amended and restated in its entirety as follows:
“(a) There shall be created from the 5,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “6.500% Series A Perpetual Cumulative Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be 2,294,702 shares of Series A Preferred Stock that are purchased or otherwise acquired by the Corporation, or that are converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Series A Preferred Stock.”
(ii) The fourth paragraph of Section 13(b) of the Certificate of Designations is hereby amended and restated in its entirety as follows:
“The Transfer Agent shall authenticate and deliver certificates for up to 2,294,702 shares of Series A Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation. Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the date on which the original issue of the Series A Preferred Stock is to be authenticated.”
[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to the Certificate of Designations to be duly executed this 17th day of January, 2020.

NORTHERN OIL AND GAS, INC.
By:/s/ Nicholas O’Grady
Nicholas O’Grady
Chief Executive Officer

[Signature Page to Certificate of Amendment of Certificate of Designations]